EXHIBIT 10.2

AUTOMATIC
ANNUITY REINSURANCE AGREEMENT

between

ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
Hauppauge, New York
("CEDANT")

and

ALLSTATE LIFE INSURANCE COMPANY
Northbrook, Illinois
("REINSURER")

Effective: January 2, 2004

ARTICLE I—DEFINITIONS

1.
"Effective Date" shall mean the date and time on which this Agreement takes effect, which shall be January 2, 2004 at 12:01 am.

2.
"Policy" or "Policies" shall mean the annuity contracts described in Exhibit A.

3.
"Rider" or "Riders" shall mean the riders described in Exhibit A covered by this Agreement.

ARTICLE II—BASIS OF REINSURANCE

1.
CEDANT will cede and REINSURER will reinsure the obligations under the Riders described in Exhibit A.

2.
One hundred percent (100%) of the covered obligations under the riders described in Exhibit A, will be reinsured with REINSURER.

3.
This reinsurance will be ceded to REINSURER on a 100% automatic coinsurance basis.

4.
In no event will reinsurance under this Agreement be in force unless the corresponding Rider issued by CEDANT is in force.

ARTICLE III—PERIOD OF COVERAGE AND TERMINATION

REINSURER's liability for reinsurance under this Agreement will begin simultaneously with CEDANT's liability under the Riders. REINSURER's liability for reinsurance will terminate when CEDANT's liability under the Riders terminates.

This Agreement shall remain in effect and in force for an indefinite period of time unless and until it is terminated. This Agreement may be terminated with respect to the reinsurance of new business by either party giving the other party ninety (90) days prior written notification. Non-payment of premium, as defined in Article V of this Agreement, within ninety (90) days of its due date constitutes a breach of this Agreement and may result in termination of this Agreement with 15 days prior written notice to CEDANT. Termination of new business includes termination of all covered Riders added to or renewed after the effective date of termination, unless explicitly agreed to in writing by REINSURER.

ARTICLE IV—CLAIMS

All reinsurance benefit settlements are subject to the terms and conditions of the particular Rider under which CEDANT is liable.

This Agreement applies only to that portion of ceded obligations under Riders that CEDANT retains net for its own account. In calculating the claims and premiums, only amounts retained by CEDANT, excluding this Agreement, shall be included.

For each Rider covered under this Agreement, REINSURER will pay CEDANT an amount equal to the excess, if any, of the guaranteed minimum benefit reinsured, as described in Exhibit A, over the account value for the Policy as determined on the day such guaranteed minimum benefit to be paid to the contract owner is contractually determined.

ARTICLE V—PREMIUMS

CEDANT shall pay REINSURER a premium for the coinsurance coverage provided in this Agreement. This premium will equal the Rider Fee Percentage multiplied by the Benefit Base as described in the Riders covered in this Agreement.

CEDANT will notify REINSURER of any changes to the Rider Fee Percentage or the Benefit Base for Riders covered under this Agreement. If a change occurs, REINSURER shall have the option to terminate reinsurance for all new business of the affected Rider.

ARTICLE VI—SETTLEMENT AND REPORTING

1.
While this Agreement is in effect, CEDANT shall pay to REINSURER, no less frequently than quarterly, with respect to the eligible Riders, a reinsurance premium as calculated in ARTICLE V of this Agreement.

2.
While this Agreement is in effect, REINSURER shall pay to CEDANT, no less frequently than quarterly, with respect to the eligible Riders, a reinsurance benefit as calculated in ARTICLE IV of this Agreement.

3.
CEDANT will provide REINSURER with accounting reports within forty-five (45) days following the end of each calendar quarter. These reports will contain sufficient information about the Policies and Riders to enable REINSURER to prepare its quarterly and annual financial reports.

4.
Settlements as set out in Article VI, Paragraphs 1 and 2 will occur within ninety (90) days following the end of each calendar quarter.

ARTICLE VII—DAC TAX REIMBURSEMENT

On a basis no less frequent than annual, REINSURER shall reimburse (or be reimbursed by, as the facts may provide) the CEDANT for DAC Taxes incurred on the Riders reinsured hereunder. The DAC Tax reimbursement shall be computed by multiplying the DAC Tax Factor by (i) 100% of reinsurance premiums as calculated in ARTICLE V of this Agreement, plus (ii) CEDANT's Net Consideration (as defined in Section 848 of the Internal Revenue Code of 1986, as amended, and the related Treasury Regulations) relating to this Agreement. The "DAC Tax Factor" shall mean 0.215% for "annuities," as such term is defined in Section 848 of the Internal Revenue Code of 1986, as amended, and the related Treasury Regulations. CEDANT and REINSURER mutually agree to prospectively adjust the DAC Tax Factor to reflect any changes in the federal income tax rate applicable to the CEDANT or changes to Section 848 of the Internal Revenue Code of 1986, as amended, or to the related Treasury Regulations.

ARTICLE VIII—OVERSIGHTS

REINSURER shall be bound as CEDANT is bound, and it is expressly understood and agreed that if failure to reinsure or failure to comply with any terms of this Agreement is shown to be unintentional and the result of misunderstanding or oversight on the part of either CEDANT or REINSURER, both CEDANT and REINSURER shall be restored to the positions they would have occupied had no such error or oversight occurred.

ARTICLE IX—RECAPTURE

CEDANT shall have the right to recapture the obligations under the Riders covered by this Agreement with 90 days notice. Unless agreed to by REINSURER, recapture must include all obligations under the Riders ceded hereunder. Upon recapture, REINSURER shall pay (or receive from) CEDANT a mutually agreed upon settlement. Any proposed settlement will be subject to prior review by the New York Insurance Department.

ARTICLE X—INSPECTION OF RECORDS

CEDANT and REINSURER shall have the right, at any reasonable time, to examine at the office of the other, any books, documents, reports or records which pertain in any way to the Policies and Riders.

ARTICLE XI—INSOLVENCY

1.
In the event of insolvency of and the appointment of a conservator, liquidator or statutory successor of CEDANT, all reinsurance ceded, renewed or otherwise becoming effective under this Agreement shall be payable by REINSURER directly to CEDANT or to its liquidator, receiver, or statutory successor on the basis of the liability of CEDANT under the contract or contracts reinsured without diminution because of the insolvency of CEDANT.

2.
Further, in the event of the insolvency of CEDANT, the liquidator, receiver or statutory successor of the insolvent CEDANT shall give written notice to REINSURER of the pendency of an obligation of the insolvent CEDANT on any Rider, whereupon REINSURER may investigate such claim and interpose at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to CEDANT or its liquidator or statutory successor. The expense thus incurred by REINSURER shall be chargeable, subject to court approval, against the insolvent CEDANT as part of the expenses of liquidation to the extent of a proportionate share of the benefit that may accrue to CEDANT solely as a result of the defense undertaken by REINSURER.

ARTICLE XII—ARBITRATION

Any dispute arising with respect to this Agreement that is not settled by mutual agreement of the parties shall be referred to arbitration. Within thirty (30) days from receipt of written notice from one party that an arbitrator has been appointed, the other party shall also name an arbitrator. The two arbitrators shall choose a third arbitrator and shall forthwith notify the contracting parties of such choice. Each arbitrator shall be a present or former officer of a life insurance company and should have no present or past affiliation with this Agreement or with either party. The arbitrators shall consider this Agreement as a honorable engagement rather than merely as a legal obligation, and shall be relieved of all judicial formalities. The decision of the arbitrators shall be final and binding upon the parties hereto. Each party shall bear the expenses of its own arbitrator and shall jointly and equally bear the expenses of the third arbitrator and of the arbitration. Any such arbitration shall take place in the state of New York at a location mutually agreed upon. The decision of the Arbitrators shall be handed down within 45 days of the date on which the arbitration is concluded.

ARTICLE XIII—PARTIES TO AGREEMENT

This Agreement is solely between CEDANT and REINSURER. The acceptance of reinsurance hereunder shall not create any right or legal relationship whatsoever between REINSURER and any party in interest under any Rider reinsured hereunder. CEDANT shall be and remain solely liable to any insured, contract owner, or beneficiary under any Rider reinsured hereunder.

ARTICLE XIV—OFFSET

All monies due CEDANT or REINSURER under this Agreement shall be offset against each other dollar for dollar.

ARTICLE XV—DAC Tax—Section 1.848-2(g)(8) Election

The CEDANT and the REINSURER hereby agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulations issued December 1992, under Section 848 of the Internal Revenue Code of 1986, as amended. This election shall be effective for 2003 and for all subsequent taxable years for which this Agreement remains in effect.

1.
The term "party" will refer to either the CEDANT or the REINSURER as appropriate.

2.
The terms used in this Article are defined by reference to Regulation Section 1.848-2 in effect December 1992.

3.
The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1).

4.
Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

5.
The CEDANT will submit a schedule to the REINSURER by April 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement signed by an authorized representative of the CEDANT stating that the CEDANT will report such net consideration in its tax return for the preceding calendar year.

6.
The REINSURER may contest such calculation by providing an alternative calculation to the CEDANT in writing within 30 days of the REINSURER's receipt of the CEDANT's calculation. If the REINSURER does not so notify the CEDANT, the REINSURER will report the net consideration as determined by the CEDANT in the REINSURER's tax return for the previous calendar year.

7.
If the REINSURER contests the CEDANT's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount within 30 days of the date the REINSURER submits its alternative calculation. If the CEDANT and the REINSURER reach agreement on an amount of net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

ARTICLE XVI—ENTIRE AGREEMENT

This Reinsurance Agreement, together with all amendments thereto, constitutes the entire Agreement between REINSURER and CEDANT with respect to the subject matter hereof, and there are no written or oral understandings, agreements, conditions, or qualifications to the terms and conditions of this Reinsurance Agreement which are not fully expressed herein. Any change or modification to this Reinsurance Agreement shall be null and void unless made by amendment to this Reinsurance Agreement and signed by both CEDANT and REINSURER.

ARTICLE XVII—CONFIDENTIAL INFORMATION

REINSURER agrees to treat any consumer personal financial information that it receives from CEDANT in a confidential manner. REINSURER however may disclose such confidential information to its Retrocessionaires, provided that the agreement between REINSURER and any Retrocessionaire to which such information is disclosed contains a confidentiality provision that protects insured level data. REINSURER also agrees that it will be bound by the provisions of applicable state and federal laws and regulations with respect to the confidential treatment of such information, and will be subject to such state and federal courts with respect to the enforcement of such laws and regulations.

ARTICLE XVIII—SEVERABILITY

In the event that any court, arbitrator, or administrative agency determines any provision or term of this Agreement to be invalid, illegal or unenforceable, all of the other terms and provisions of this Agreement shall remain in full force and effect to the extent that their continuance is practicable and consistent with the original intent of the parties. However, in the event this Article is exercised and the Agreement no longer reflects the original intent of the parties, the parties agree to attempt to renegotiate this Agreement in good faith to carry out its original intent.

ARTICLE XIX—SURVIVAL

All provisions of this Agreement shall survive its termination to the extent necessary to carry out the purposes of this Agreement or to ascertain and enforce the parties' rights or obligations hereunder existing at the time of termination.

ARTICLE XX—CALENDAR DAYS

Unless otherwise specified, all references to "days" in this Agreement shall mean calendar days.

IN WITNESS HEREOF, the parties to this Agreement have caused it to be duly executed by their respective officers on the dates shown below.

ALLSTATE LIFE INSURANCE COMPANY OF NEW YORK
By:	/s/ SAMUEL H. PILCH Samuel H. Pilch
Title	Group Vice President and Controller
Date	2/4/04
ALLSTATE LIFE INSURANCE COMPANY
By:	/s/ JAMES P. ZILS James P. Zils
Title	Treasurer
Date	2/4/04

EXHIBIT A

COVERED OBLIGATIONS

This Agreement covers all obligations under Guaranteed Minimum Accumulation Benefit riders on variable annuity contracts issued directly by CEDANT after the Effective Date. No other obligations under such variable annuity contracts are covered by this Agreement.